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                                                                      EXHIBIT 11

                             PCA INTERNATIONAL, INC.
                        COMPUTATION OF EARNINGS PER SHARE

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                                                    Fiscal year ended approximately January 31,
                                                              1994          1995          1996          1997          1998

Basic Income (Loss) per share:
Weighted average number of shares:
Number of shares at beginning of year                   $8,016,371    $8,138,071    $8,160,177    $7,482,071    $7,607,129

Average number of shares issued for options
exercised                                                   75,639        10,774        48,169       277,976       172,047

Average number of shares repurchased                             0             0      (576,049)     (237,859)            0
                                                        ----------    ----------    ----------    ----------    ----------
Total weighted average common shares                     8,092,010     8,148,845     7,632,297     7,522,188     7,779,176
                                                        ----------    ----------    ----------    ----------    ----------
                                                        ----------    ----------    ----------    ----------    ----------
Basic earnings per common share:
  Income from continuing operations                          $0.61         $0.54         $1.00         $0.40         $1.12
  Discontinued operations                                   ($0.27)        $0.05       -             -             -
  Net income                                                 $0.34         $0.59         $1.00         $0.40         $1.12

Diluted Income (Loss) per share:
Weighted average number of shares:
Number of shares at beginning of year                   $8,016,371    $8,138,071    $8,160,177    $7,482,071    $7,607,129

Average number of shares issued for options
exercised                                                   75,639        10,774        48,169       277,976       172,047

Average number of shares repurchased                             0             0      -576,049      -237,859             0

Dilutive effect of stock options                           421,120       249,270       262,359       313,425       398,784

Dilutive effect of warrants                                                                                         17,148
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Total weighted average common shares
  outstanding as adjusted                                8,513,130     8,398,115     7,894,656     7,835,613     8,195,108
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Diluted earnings per common share:
  Income from continuing operations                          $0.58         $0.52         $0.96         $0.38         $1.07
  Discontinued operations                                   ($0.26)         $0.05       -             -             -
  Net income                                                 $0.32         $0.57         $0.96         $0.38         $1.07

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